Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report dated March 27, 2015, relating to the consolidated financial statements of International Stem Cell Corporation and Subsidiaries (which report includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern), as of and for the years ended December 31, 2014 and 2013, in this Amendment No. 2 to Form S-1 (Registration Statement No. 333-205193), and to all references to our Firm included in this Registration Statement.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

December 13, 2015